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For Immediate Release              For Investor Inquires, contact:
January 31, 2001                   Thomas K. Peck
2001-03                            317/808-6168

                                   For Media Inquires, contact:
                                   Donna M. Hovey
                                   317/808-6137

DUKE-WEEKS ANNOUNCES 10.5 PERCENT GROWTH IN FOURTH QUARTER FFO PER SHARE
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 FFO PER SHARE GROWTH EXCEEDS 10 PERCENT FOR THE 21ST CONSECUTIVE QUARTER
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        COMMON AND PREFERRED STOCK DIVIDENDS ALSO ANNOUNCED

       INDIANAPOLIS - Duke-Weeks Realty Corporation (DRE/NYSE) reported today that funds from operations ("FFO") increased 13.7 percent to $81.9 million for the fourth quarter of 2000 versus $72.0 million for the same period in 1999. On a per share basis, FFO increased 10.5 percent to $0.63 per share in the fourth quarter of 2000 from $0.57 per share for the fourth quarter of 1999. This is the Company's twenty-first consecutive quarter of double-digit growth in FFO per share. For the year ended December 31, 2000, the Company reported FFO per share of $2.46, a 12.3 percent increase over 1999.

      Net income available for common shareholders for the fourth quarter of 2000 increased to $73.4 million on revenues of $194.7 million, up from $41.2 million on revenues of $183.6 million for the fourth quarter last year. On a per share basis, fourth quarter net income available for common shareholders increased 72.7 percent to $0.57 per share compared with $0.33 per share for the fourth quarter of 1999. For the year, net income available for common shareholders increased 25.8 percent to $1.66 per share, compared with $1.32 per share in 1999. All per share amounts reported are diluted with basic per share information also included in the financial highlights table accompanying this press release.

     Additionally, the Company's Board of Directors declared a quarterly dividend of $.43 per common share, or $1.72 per share on an annualized basis. The dividend is payable on February 28, 2001 to common shareholders of record on February 12, 2001.
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     The  Board also declared today the following dividends on  the
Company's outstanding preferred stock:

                 NYSE      Quarterly
   Class        Symbol    Amount/Share   Record Date         Payment Date
----------   -----------  ------------  ----------------   ----------------
 Series A       DREPRA      $.56875     February 14, 2001  February 28, 2001
 Series B     Not Listed    $.99875     March 16, 2001     March 30, 2001
 Series D       DREPRD      $.46094     March 16, 2001     March 30, 2001
 Series E       DREPRE      $.51563     March 16, 2001     March 30, 2001
 Series F       DREPRF      $.50000     April 16, 2001     April 30, 2001

      Commenting on Duke-Weeks' 2000 performance, Thomas L. Hefner, Chairman and Chief Executive Officer, stated,

     "The fourth quarter concluded another excellent year for Duke-Weeks. Throughout 2000, in a slowing economy, we were able to fund our value creation pipeline internally, de-leverage, and still maintain our industry-leading record of consecutive double-digit earnings growth. This performance gives Duke-Weeks a strong foundation for 2001."

     Property information at December 31, 2000 was as follows:
     / / The Company's 913 in-service properties totaling 101 million square feet were 93.6 percent leased, up from
          91.9 percent leased at December 31, 1999.

     / / Including projects under development, the Company's total portfolio at the end of the fourth quarter consisted of 958 properties totaling more than 109 million square feet that were 90.8 percent leased, up from 87.0 percent leased at December 31, 1999.

     / /  The   Company's  value  creation  pipeline  at   year-end
          encompassed more than 17 million square feet and totaled $645 million. Components of this pipeline include $249 million of developments with an expected stabilized return of 11.6 percent that Duke-Weeks plans to own
          indefinitely   after   completion;   $288   million    of
          developments with an expected stabilized return  of  11.6
          percent   that   the  Company  plans   to   sell   within
          approximately one year of completion; and a $109 million backlog of third-party construction volume with a 13.5 percent pre-tax profit margin.
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     The  Company also disclosed the following information for  the fourth quarter of 2000:

     / / Duke-Weeks renewed 77.6 percent of leases up for renewal, totaling 2.1 million square feet, on which it attained a
          6.6 percent growth in net effective rents.

     / /  Same  property net operating income for 2000  increased
          4.24 percent.

     / / Capital recycling activity in the fourth quarter was $288 million, taking the Company's total for 2000 to $765 million.

     / / Duke-Weeks' interest and fixed-charge coverage ratios in the fourth quarter were 4.7 and 3.2, respectively, and its debt-to-total market capitalization ratio was 31.4 percent at December 31, 2000.

      When  used  in  this  press  release,  the  word  "believes,"
"expects," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially. In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke-Weeks' Form 8-K Report as filed with the Securities and Exchange Commission on March 29, 1996 for additional information concerning these risks.

     Duke-Weeks Realty Corporation is one of the largest mixed office/industrial real estate companies in the United States with approximately $800 million in annual revenue from more than 5,000 tenants, approximately 1,500 employees, and a dominant presence in most of its 13 key geographic platforms. The fully integrated Company owns interests in more than 109 million square feet of properties across the Midwest and the Sunbelt and has the longest ongoing record (21 consecutive quarters) in the industry of double-digit growth in funds from operations per share. Duke-Weeks also owns or controls more than 4,100 acres of undeveloped land that can support approximately 61 million square feet of future development.


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                       FINANCIAL HIGHLIGHTS
               (in thousands, except per share data)


                              THREE MONTHS ENDED      YEAR ENDED
                              DECEMBER 31             DECEMBER 31
                              ------------------    ----------------
OPERATING RESULTS             2000         1999     2000       1999
-----------------             ----         ----     ----       ----
Revenues                      $194,714   $183,624   $794,625 $589,594
Earnings from rental
 operations                     59,230     60,695    228,987  197,474
Earnings from service
 operations                      7,938      5,383     32,760   17,872
Net income-common
 shareholders                   73,425     41,184    212,958  139,636
Funds from operations-Basic     81,873     72,017    317,360  234,273
Funds from operations-Diluted   97,222     86,447    377,853  278,599

Per Share:
Funds from operations-Basic      $0.64      $0.57      $2.50    $2.23
Funds from operations-Diluted $0.63 $0.57 $2.46 $2.19 Net income-common shareholders
 - Basic                         $0.58      $0.33      $1.68    $1.33
Net income-common shareholders
 - Diluted                       $0.57      $0.33      $1.66    $1.32
Dividend payout ratio of funds
 from operations                 68.3%      68.4%      68.3%    69.0%
Weighted average shares
 outstanding
    Basic                      127,654    125,412    126,836  104,884
    Diluted                    154,802    151,961    153,927  127,015


                                  DECEMBER 31      DECEMBER 31
BALANCE SHEET DATA                   2000              1999
------------------                -----------      -----------

Net real estate investments       $4,706,854      $5,046,809
Total assets                       5,460,036       5,486,238
Total debt                         1,973,215       2,113,476
Shareholders' equity               2,712,890       2,668,596
Common shares outstanding
 at end of period                    127,932         125,823